Mail Stop 3720

      							February 15, 2006


Ms. Janice Lee
Executive Vice President and Chief Financial Officer hanarotelecom incorporated
Tae-pyung-ro 2-43
Chung-ku, Seoul 100-733
Korea

	Re:	hanarotelecom incorporated
      Form 20-F for Fiscal Year Ended December 31, 2004
		Filed June 29, 2005
		File No. 1-15012

Dear Ms. Lee:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Larry Spirgel
								Assistant Director